Exhibit 99.1

CUBIC
ENERGY
INC.
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PRESS RELEASE
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For Immediate Release: December 15, 2006       Information:   Donna Luedtke
Website: www.cubicenergyinc.com                               Investor Relations
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E-mail:  ir@cubicenergyinc.com                                (972)-686-0369
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                 CUBIC ENERGY, INC. PROVIDES UPDATE ON FINANCING
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DALLAS, TX - December 15, 2006 - Cubic Energy, Inc. (OTCBB:QBIK) ("Cubic" or the
"Company") announced today that it has closed or has signed commitments to close on an equity private placement whereby the Company will issue 7,880,000 shares of common stock at a price of $0.50/share, and for every two shares sold, issuing a warrant for the purchase of one share of common stock at an exercise price of $0.70/share. The Company has received subscription agreements and
funding  on   approximately   $2,915,000  of  common  stock,  and  has  received
subscription agreements for an additional $1,025,000 of common stock to be funded next week.

The proceeds from this financing will be used to perform initial completion operations on the Company's three S.E. Johnson wells on the eastern flank of the Company's Bethany Longstreet acreage; to workover the Cotton Valley and add Hosston completions in the Company's three existing wells on the western flank of the Company's Bethany Longstreet acreage; to participate in additional acreage development and for general corporate purposes. Following this completion work, the Company expects that each of the six wells will be producing from both the Cotton Valley and Hosston formations. Although the Company cannot predict with accuracy the expected daily production from each of its wells following the aforementioned completion operations, certain wells recently completed on adjacent acreage to the west of the Company's acreage have produced from 2,000 to 3,000 mcf per day, primarily from the Hosston formation.

James L. Busby, CFO of the Company, stated: "We are pleased to be able to move forward with this completion work and to provide working capital for the continued development of Cubic. The Company is seeking to expand its credit capacity to allow for additional drilling and development of its Bethany Longstreet and Johnson Branch acreage."

Cubic Energy, Inc. is an independent company engaged in the development and production of, and exploration for, crude oil and natural gas. The Company's oil and gas assets and activity are concentrated primarily in Texas and Louisiana.

This press release includes statements, which may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect", or similar expressions. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital for development of mineral projects and other projects, acceptance of the Companies' products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Companies' periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revision or changes after the date of this release. There can be no assurance that any future activities and/or transactions mentioned in this press release will occur as planned.